Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into by and between Joe Bob Edwards (“Employee”) and Flowco MasterCo, LLC (the “Company,” and together with the Parent (as defined herein) and the Company’s direct and indirect subsidiaries, the “Company Group”), effective as of November 1, 2024 (the “Effective Date”). Employee and the Company may sometimes be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

1. Employment and Duties

1.1. Term. Employee’s employment is governed by the terms and conditions of this Agreement. The term of this Agreement and Employee’s employment under this Agreement shall commence on the Effective Date and end on the applicable Termination Date. The period between the Effective Date and the Termination Date shall be referred to as the “Term”.

1.2. Duties of Employment. During the Term, Employee will be employed to provide full-time services as President and Chief Executive Officer (“CEO”) of the Parent. Employee shall report directly to the Board of Managers or Board of Manager, as applicable, of the Parent (in either case, the “Board”). Employee agrees to perform diligently and to the best of Employee’s abilities the duties and services consistent with and normally incidental to any position Employee holds, as well as any related or additional duties as may be assigned to Employee by the Parent from time to time. The Employee shall, if requested, also serve as a member of the Board or as an officer or director of any other member of the Company Group (including the Parent), as may be requested by the Company, the Parent or the Board from time to time, for no additional compensation.

1.3. Fiduciary Duties and Conflicts of Interest. Employee acknowledges and agrees that, at all times during the Term, Employee owes fiduciary duties to the Company Group including but not limited to, duties of loyalty, fidelity, and allegiance, and to always act in the best interest of the Company Group, and in compliance with all applicable laws and policies and agreements of the Company Group. Employee acknowledges and agrees that, following the Termination Date, Employee shall continue to refrain from using for Employee’s own benefit or the benefit of others, or from disclosing to others, any information or opportunities pertaining to the Company Group’s businesses or interests that were entrusted to Employee. Employee agrees to avoid any actual or perceived conflict of interest, such as any circumstances where Employee has a personal, financial or business interest which conflicts with or interferes with the Company Group’s interests. Upon becoming aware of any actual or potential conflict of interest, Employee shall immediately disclose in writing to the Board the relevant circumstances. Employee represents that Employee is not a party to any other agreement, or under any other duty, which will interfere or conflict with Employee’s full compliance with this Agreement. Employee will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement.

1.4. Outside Activities. During the Term, Employee shall devote substantially all of Employee’s business time and attention to the performance of the Employee’s duties and responsibilities to the Company Group and will not engage in any other business, profession, or occupation for compensation or otherwise. Employee further agrees not to engage in any other activities which would or might reasonably be expected to cause Employee to use Confidential Information other than in the Company Group’s interest, and Employee acknowledges that doing so would constitute a conflict of interest with the Company Group and a violation of Employee’s obligations under this Agreement. Notwithstanding the foregoing, Employee will be permitted to (i) act or serve as a director, trustee, committee member, or principal of any type of professional, civic, or charitable organization; (ii) engage in such other activities, including, service as an advisor to or director of a board or other governing body, as elected by Employee, provided that, Employee first discloses any such activity, in writing, to, and obtains prior written approval from, the Board;

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(iii) continue to engage in those activities, and continue to own or hold, at the same percentage of ownership or holding in effect immediately prior to the Effective Date, the equity interests, in each case, set forth on Exhibit A; and (iv) purchase or own less than two percent (2%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that, such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities or interests described in the foregoing clauses (i), (ii), (iii) and (iv) do not interfere with or otherwise impact Employee’s ability to perform the duties and responsibilities of Employee’s position(s) with any member of the Company Group, including, but not limited to, the obligations set forth in Section 1.

1.5. Place of Performance. The principal place of Employee’s employment shall be the Houston, Texas location; provided that, Employee may be required to travel on Company Group business during the Term.

1.6. Payroll Entity. The Parties acknowledge that Flogistix LP (“Payroll Entity”) directly employs Employee, and the Company indirectly owns and controls the Payroll Entity (and all other members of the Company Group, except the Parent). The Parties further acknowledge and agree that, for all purposes under this Agreement and otherwise, the Company directs and controls Employee’s employment under this Agreement and shall cause the Payroll Entity or, if applicable, any other member of the Company Group to honor all obligations undertaken by the Company under this Agreement, including, paying or providing the payments and benefits outlined in this Agreement. The Company may in its discretion, and without the need for amendment to this Agreement, transfer Employee’s direct employment to the Company or any other member of the Company Group at any time, and Employee hereby consents to such transfer.

2. Compensation and Benefits

2.1. Base Salary. During the Term, the Company shall pay Employee an annualized base salary in the gross amount of $700,000.00(“Base Salary”), which shall be payable in substantially equal installments in conformity with the Company’s customary payroll practices. The Company may, in its discretion, but shall not be required to, approve adjustments to Employee’s Base Salary from time to time, and if approved, such new amount will become the Base Salary for purposes of this Agreement.

2.2. Business Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its similarly situated senior executives, during the Term, the Company will reimburse Employee for reasonable and necessary out-of-pocket business-related expenses incurred by Employee in connection with the performance of Employee’s duties and responsibilities to the Company Group, including reasonable business, travel, lodging, and entertainment expenses.

2.3. Annual Cash Incentive. For each complete calendar year in the Term, Employee shall be eligible to receive a discretionary, annual bonus (the “Annual Bonus”), subject to the terms and conditions outlined in this Section 2.3. Employee’s annual target bonus opportunity shall be equal to 100% of Base Salary (“Target Bonus”). As conditions to earning any Annual Bonus, (i) except as otherwise provided in Section 3.4.1, Section 3.4.2.1 and Section 3.4.3(A), Employee must be actively employed by the Company in good standing on the date the Annual Bonus is paid, (ii) the Company’s audited financials for the applicable calendar year must be finalized and approved, and (iii) Employee must be in compliance with all terms of this Agreement. The Annual Bonus, if any, will be paid within three-and-one-half (3 1/2) months after the end of the applicable calendar year. All other terms and conditions applicable to the Annual Bonus, including, without limitation, the criteria for earning an Annual Bonus, whether any Annual Bonus will be paid and, if paid, the amount of any such Annual Bonus, shall be determined by the Board

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in its sole discretion. For the period beginning on the Effective Date and ending on the last day of the 2024 calendar year, Employee shall be eligible to receive a prorated annual performance bonus pursuant to, and in accordance with, the terms and conditions of the previously approved bonus plan for each of GEC Estis Holdings, LLC, Flowco Production Solutions, L.L.C. and Flogistix Holdings, LLC (calculated as the annual performance bonus that would have been paid under such bonus plans for the entire 2024 calendar year, if any, multiplied by a fraction, the numerator of which is equal to the number of days that elapsed between the June 20, 2024 and December 31, 2024, and the denominator of which is equal to 365 (the “2024 Prorated Bonus”).

2.4. Long Term Incentive Compensation. During the Term, Employee shall be eligible to participate in any equity plan established by the Company (or any other member of the Company Group) for the benefit of similarly situated senior executives of the Company, subject to the terms and conditions of any such equity plan and the applicable award agreement, as determined by the Board or its designee, in its discretion.

2.5. Benefits. During the Term, Employee and, to the extent applicable, Employee’s family, dependents, and beneficiaries, shall be entitled to participate in all employee benefits plans, practices and programs, as in effect from time to time, and made available to Employee and/or similarly situated senior executives of the Company, subject in all respects to the terms and conditions of the applicable plan, practice or program. Such benefit plans, practices and programs may include, without limitation, vacation and holiday plans, health insurance or health care plans, life insurance, and disability insurance. The Company Group reserves the right to modify, add or discontinue any of its existing employee benefit plans, practices or programs, at the Company Group’s sole and absolute discretion, to the fullest extent permitted by law.

3. Termination of Employment

3.1. Reasons for Termination.

3.1.1. Termination Due to Death or Disability. Upon the death or Disability of Employee, this Agreement and Employee’s employment under this Agreement shall automatically terminate without any further action by either Party.

3.1.2. Termination by the Company for Cause. The Company may terminate this Agreement and Employee’s employment under this Agreement for Cause at any time. While the Company is determining whether there is a basis to terminate the Employee’s employment for Cause, the Company may place the Employee on paid leave and any such action by the Company will not constitute Good Reason.

3.1.3. Termination by Employee for Good Reason. Employee may terminate this Agreement and Employee’s employment under this Agreement for Good Reason at any time.

3.1.4. Termination by Either Party for Convenience. The Company or Employee may terminate this Agreement and Employee’s employment under this Agreement at any time for convenience.

3.2. Notice of Termination. Any termination of this Agreement and Employee’s employment under this Agreement by either Party for any reason enumerated under Section 3.1 (other than a termination on account of Employee’s death) shall be communicated by a written notice of termination (each, a “Notice of Termination”) delivered to the other Party in accordance with Section 13.13. The Notice of Termination shall specify the applicable reason for the termination enumerated in Section 3.1.1 through Section 3.1.4 and the applicable Termination Date. If no Termination Date is provided in the Notice of Termination, the Board will determine the Termination Date.

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3.3. Effect of Termination for Any Reason. In the event this Agreement and Employee’s employment under this Agreement are terminated by either Party for any reason enumerated under Section 3.1, the following provisions shall apply:

3.3.1. Deemed Resignation from all Other Positions. Employee shall be deemed to have resigned from all other positions Employee holds as an officer of the Parent or member of the Board (or committee thereof) and any other positions or board seats held by Employee with any other member of the Company Group, including the Company.

3.3.2. Cessation of Benefits. Employee’s eligibility to participate in any of the Company Group’s benefits and plans shall cease effective as of the applicable Termination Date. To the extent that Employee and Employee’s spouse and/or eligible dependents (as applicable) participate in any of the Company Group’s group medical and/or dental plans as of the Termination Date, Employee and Employee’s spouse and eligible dependents (as applicable) may be eligible to continue such coverage following the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided, however, that the election of, and the payment of any premiums due with respect to, such COBRA continuation coverage shall remain Employee’s sole responsibility, and, except to the extent provided in Section 3.4.2.3 and Section 3.4.3(C), the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

3.3.3. Receipt of Accrued Amounts. All of Employee’s rights and benefits provided for in this Agreement shall terminate as of the Termination Date; provided, however, that Employee or Employee’s estate, as applicable, will receive (i) any portion of the Base Salary and any vacation or paid time off, as applicable, that has been earned, but remains unpaid, in each case, as of the Termination Date, which shall be paid as required by applicable law, on or soon after the Termination Date, and (ii) reimbursement for any expenses properly incurred and submitted for reimbursement by Employee, in each case, in accordance with Section 2.2 and Company policy, which remain unpaid as of the Termination Date (the sum of the amounts in clauses (i)-(ii), the “Accrued Amounts”).

3.3.4. Equity Awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Plan and the applicable award agreements.

3.4. The Company’s Additional Obligations Upon Certain Terminations.

3.4.1. Termination Upon Death or Disability. In the event this Agreement and Employee’s employment under this Agreement are terminated due to Employee’s death or Disability pursuant to Section 3.1.1, then, subject to the terms and conditions outlined in Section 3.5, Employee will receive, in addition to the Accrued Amounts: (i) any unpaid Annual Bonus for the calendar year immediately preceding the calendar year in which the Termination Date occurs (“Unpaid Bonus Payment”); and (ii) a prorated Annual Bonus for the calendar year in which the Termination Date occurs equal to the product of (A) the Annual Bonus, if any, that Employee would have earned for the calendar year in which the Termination Date occurs based upon satisfaction of the terms and conditions applicable to the Annual Bonus, which shall be determined by the Board in its sole discretion, as outlined in Section 2.3, and (B) a fraction where the numerator is equal to the number of days Employee was employed by the Company in the calendar year in which the Termination Date occurs, and the denominator is equal to 365 (the “Prorated Bonus Payment”). The Prorated Bonus Payment and the Unpaid Bonus Payment shall be paid to Employee, if at all, in the same manner and at the same time as annual bonuses for the applicable calendar year are otherwise paid to similarly situated senior executives, but in no event later than three-and-one-half (3 1/2) months following the end of, respectively, the calendar year in which the Termination Date occurs and the immediately preceding calendar year.

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3.4.2. Termination by the Company for Convenience or Employee for Good Reason. In the event this Agreement and Employee’s employment under this Agreement are terminated by (i) the Company for convenience pursuant to Section 3.1.4 or (ii) Employee for Good Reason pursuant to Section 3.1.3, then, subject to the terms and conditions outlined in Section 3.5, Employee will receive, in addition to the Accrued Amounts, the benefits outlined below:

3.4.2.1. Unpaid Bonus Payment; Prorated Bonus Payment. A Prorated Bonus Payment and an Unpaid Bonus Payment, which shall be paid to Employee, if at all, in the same manner and at the same time as annual bonuses for the applicable calendar year are otherwise paid to similarly situated senior executives, but in no event later than three-and-one-half (3 1/2) months following the end of, respectively, the calendar year in which the Termination Date occurs and the immediately preceding calendar year.

3.4.2.2. Severance Pay. A cash payment equal to the sum of (i) the Base Salary and (ii) an Annual Bonus payment equal to the Target Bonus for the calendar year in which the Termination Date occurs (collectively, the amounts described in the foregoing clauses (i) and (ii) are referred to as “Severance Pay” and together with the COBRA Benefit (defined below), the “Severance Benefits”). The Severance Pay shall be paid to Employee in roughly equal periodic installments in accordance with the Company’s then current payroll practices over a period of twelve (12) months following the Termination Date; provided that, the first installment shall not be paid until the first regularly scheduled payroll date to occur following the effective date of the applicable Release Agreement (defined below) (such effective date, the “Release Effective Date” and the date the first installment is paid, the “Initial Payment Date”); provided, further, that the first installment shall include, in addition to the regular installment amount, a lump sum equal to any installment amounts not paid during the period elapsing between the Termination Date and the Initial Payment Date.

3.4.2.3. COBRA Benefit. Provided Employee (on Employee’s own behalf and/or, if applicable, on behalf of Employee’s eligible dependents) timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (”COBRA”), the Company shall pay on Employee’s behalf the monthly COBRA premium associated with such continuation coverage for the period beginning on the first day of the month following the Release Effective Date and ending on the earliest of: (i) the twelve (12)-month anniversary of the Release Effective Date; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee receives substantially similar coverage from another employer or other source (the applicable period, the “COBRA Period” and each such payment, a “COBRA Payment”). The Company will pay each COBRA Payment, if any, directly to the COBRA administrator; provided that Employee first delivers the applicable COBRA invoice to the Company in the manner outlined in Section 13.13; provided, further, that no COBRA Payment will be paid prior to the Release Effective Date. All COBRA Payments made by the Company pursuant to this Section 3.4.2.3 shall be collectively referred to in this Agreement as the “COBRA Benefit”. Employee acknowledges and agrees that Employee shall be responsible for the full cost of the monthly COBRA premium associated with any such continuation coverage that becomes due, if any, before or after the COBRA Period. Notwithstanding the foregoing, if making the payments outlined under this Section 3.4.2.3 would cause a violation of the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Parties agree to reform this Section 3.4.2.3 in a manner as is necessary to comply with the ACA.

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3.4.3. Termination by the Company for Convenience or Employee for Good Reason During the CIC Period. In the event this Agreement and Employee’s employment under this Agreement are terminated by (i) the Company for convenience pursuant to Section 3.1.4 or (ii) Employee for Good Reason pursuant to Section 3.1.3, in either case, within twelve (12) months following a Change in Control (such period, the “CIC Period”), then, subject to the terms and conditions outlined in Section 3.5, Employee will receive, in addition to the Accrued Amounts: (A) a Prorated Bonus Payment and an Unpaid Bonus Payment, which shall be paid to Employee, if at all, in the same manner and at the same time as annual bonuses for the applicable calendar year are otherwise paid to similarly situated senior executives, but in no event later than three-and-one-half (3 1/2) months following the end of, respectively, the calendar year in which the Termination Date occurs and the immediately preceding calendar year; (B) a cash payment equal to two (2) times the sum of (1) the Base Salary and (2) an Annual Bonus payment equal to the Target Bonus for the calendar year in which the Termination Date occurs (collectively, the amounts described in the foregoing clause (B) are referred to as the “CIC Severance Pay”), which shall be paid to Employee in the same manner, and subject to the same provisos, as outlined in Section 3.4.2.2 for Severance Pay; and (C) the COBRA Benefit, subject to, and provided in accordance with, the terms and conditions outlined in Section 3.4.2.3 (collectively, the foregoing clauses (B) and (C) are referred to as the “CIC Severance Benefits”).

3.5.  Conditions to the Company’s Additional Obligations. Employee’s right to receive, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits, the CIC Severance Benefits or any other recovery under this Agreement is conditioned upon Employee’s (i) execution on or before the Release Expiration Date (as defined below) of a standard separation and general release agreement in a form provided by the Company (the “Release Agreement”), which Release Agreement shall include, among other provisions, a general waiver and release of the Company and all other members of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including, without limitation, any and all causes of action arising out of Employee’s employment with any member of the Company Group or the termination of such employment, by either Party for any reason, but excluding all claims to, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits and the CIC Severance Benefits Employee may have under Section 3.4, (ii) non-revocation of the Release Agreement within any time period provided by the Company to do so, and (ii) continued, complete and timely compliance with all terms of this Agreement. Unless Employee executes the Release Agreement prior to the Release Expiration Date, delivers the executed Release Agreement to the Company, and the required revocation period expires without revocation of the Release Agreement by Employee, Employee will not receive, and Employee forfeits any right to receive, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits and the CIC Severance Benefits (or any portion thereof). As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

3.6. After-Acquired Evidence. Notwithstanding the foregoing, in the event that the Company determines that Employee is eligible to receive, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits and/or the CIC Severance Benefits, but within the twelve (12) months immediately following the Termination Date, the Company subsequently acquires evidence or otherwise determines that Employee has failed to abide by the terms of this Agreement before or after the Termination Date, or that a Cause condition existed prior to the Termination Date that, if known by the Company at that time, would have given the Company the right to terminate Employee’s employment for

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Cause, then the Company shall provide notice to Employee and Employee shall promptly return to the Company, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits and/or the CIC Severance Benefits already provided or paid to Employee, and the Company’s obligation to provide or pay any then remaining, as applicable, Unpaid Bonus Payment, Prorated Bonus Payment, Severance Benefits or CIC Severance Benefits shall cease immediately.

3.7. Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as provided in Section 3.4.2.3, amounts payable pursuant to Section 3.4 shall not be reduced by compensation Employee earns on account of employment with another employer.

3.8. 280G.

3.8.1. In the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), Employee would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to have the Payment either (i) paid or delivered in full, or (ii) capped at the amount that is $1 less than three times Employee’s “base amount,” whichever of the foregoing results in the receipt by Employee of the greatest benefit on an after-tax basis (taking into account applicable taxes, including federal, state and local income taxes and the Excise Tax). Any reduction of the Payment required by this Section 3.8.1 shall be carried out by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Payment (on the basis of the relative present value of the parachute payments).

3.8.2. All determinations required to be made under Section 3.8 shall be made by the Company’s Independent Public Accounting Firm (the “Accounting Firm”) which shall provide detailed supporting calculations and documentation both to the Company and Employee within fifteen (15) business days of receipt of notice from Employee that there has been a Payment or such earlier time as is requested by the Company. The Company and Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make the determinations required under Section 3.8. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or the Accounting Firm declines such representation, Employee shall appoint a certified public accountant at another nationally recognized accounting firm (or, if none is available a lawyer with a nationally recognized law firm or a compensation consultant with a nationally recognized actuarial and benefits consulting firm) with expertise in the area of executive compensation tax law to make the determinations required hereunder (such accountant, lawyer, or consultant, as applicable, shall then be referred to as the Accounting Firm hereunder), provided that such accounting firm is acceptable to the Company (the Company’s acceptance not to be unreasonably withheld). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee absent manifest error.

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4. Confidential Information

4.1. Confidential Information and Company Relationships. Employee recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Relationships and developing the Company Group’s reputation and goodwill. Employee further recognizes that the protection of the Company Group’s proprietary business information, trade secrets, and other Confidential Information is of value to the Company Group, vital to its interests and success, and worthy of the protection provided by Employee in Employee’s promises made in this Agreement. In exchange for Employee’s promises made in this Agreement, the Company agrees to: (i) provide Employee access to certain Confidential Information relating to the Company Business and Company Relationships, as may be relevant to Employee’s position with the Company; and (ii) make available to Employee the benefit of certain Company Relationships, as well as the Company Group’s support, specialized training, association with goodwill, and reputation. Employee acknowledges that Employee will have access to certain Confidential Information, Company Relationships, specialized training, reputation, and association with the Company Group’s goodwill and reputation while employed by the Company.

4.2. Employee Promise Not to Disclose Confidential Information. Employee acknowledges that all Confidential Information is confidential, proprietary, not known outside of the Company Group’s business, valuable, special and/or a unique asset of the Company Group which belongs to the Company Group and gives the Company Group a competitive advantage. Employee further acknowledges that if this Confidential Information were made available to or disclosed to third parties or used by third parties and/or Employee in an unauthorized manner, such access, disclosure, or use would seriously and irreparably damage the Company Group and cause the loss of certain competitive advantages. Employee agrees that Employee is a fiduciary of the Company and will not, directly or indirectly (other than solely in furtherance of the Company Group’s business and interests as specifically authorized and directed by the Company Group) use, disclose, share, publish, or make accessible to any Person any Confidential Information that Employee may obtain or to which Employee may have access. Employee further agrees not to use Confidential Information for Employee’s own personal or commercial use or for the personal or commercial use of any other Person, or any other use in any way detrimental to the Company Group. Employee shall take all reasonable steps to safeguard Confidential Information within Employee’s possession or control, and to protect such information against disclosure, misuse, loss, or theft. Employee’s obligations under this Agreement with regard to any Confidential Information shall continue during and after the Term, until such time as such Confidential Information has become public knowledge, other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf. Employee’s confidentiality obligations under this Agreement with regard to any of the Company Group’s trade secrets shall continue during and after the Term until such trade secrets are no longer trade secrets under applicable law. Employee understands and acknowledges that the foregoing duties do not apply to Protected Disclosures and Actions.

4.3. Return of Property; Access to Non-Company Devices/Accounts Holding Such Information. Upon request, and in any event, without request upon the applicable Termination Date, Employee shall promptly return to the Company, and cease all access to, all Company Group property in Employee’s possession and control, including property purchased by the Company or reimbursed by the Company Group, whether in electronic or hard copy or other format, whether involving Confidential Information or not, and regardless of location on Company Group equipment, accounts, or premises, or on Employee’s personal equipment, accounts or premises. This property to be returned includes any keys, access cards, credit cards, smartphones, tablets, computer storage media of any kind (flash drives, external drives), or other hardware or software equipment, any communications of any kind regarding Employee’s work on behalf of the Company Group, any of the Company Group records, files, data, accounts, and documents, including any copies. Employee agrees to report to the Company any passwords or other access

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codes for anything associated with Employee’s employment under this Agreement, whether equipment or accounts or otherwise. Employee represents Employee will not share access, forward, delete, modify, copy, clean, or alter any property, prior to its return to the Company. Employee acknowledges and agrees that the Company may inspect or use computer imaging and forensics to determine if these obligations have been met, and if they have not been met, additional inspection, imaging and searching of any accounts (including cloud or web-based accounts) or devices or storage locations (including personal ones) used to store or transmit Company Group property or information (whether confidential or not) may be used to locate, retrieve, and remove the Company Group’s property and information. Employee is encouraged to use only Company laptops, devices or accounts for storing, transmitting, and accessing Company Group information or property.

4.4. Protected Disclosures and Actions. Nothing in this Agreement or any other agreement or policy of the Company or any other member of the Company Group shall be construed to prevent, restrict, or impede disclosure of Confidential Information or other information, or any of the other actions outlined below, in each case, in the following circumstances (collectively, the “Protected Disclosures and Actions”):

4.4.1. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal or per court order. In the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney(s) and use the trade secret information in the court proceeding, provided that Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. No prior notice or disclosure to the Company is required for these actions.

4.4.2. In connection with Employee’s reporting potential violations of applicable federal, state or local law to any law enforcement or governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), or the SEC, or responding to or otherwise participating in any agency’s investigation, lawsuit, or other actions taken by any agency, or taking any other actions protected under applicable law, including but not limited to the Speak Out Act, including disclosure of any alleged unlawful conduct or whistleblower activity or filing any complaint or charge with an agency. Nothing in this Agreement shall prevent or restrict Employee from filing a charge or complaint of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency. No prior notice or disclosure to the Company is required for these actions.

4.4.3. In connection with: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; and/or (ii) any legal action or proceeding in which Employee or the Company seeks to enforce or interpret any provision of this Agreement. No prior notice or disclosure to the Company is required for these actions.

4.4.4. As may be required or permitted by applicable law or regulation, or pursuant to a valid legal process (e.g., a subpoena, order of a court of competent jurisdiction, or authorized governmental agency), provided that Employee notifies the Company upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to respond or seek a protective or other order to restrict or prevent such disclosure, and such disclosure does not exceed the scope of disclosure required by such law, regulation or legal process. This Section 4.4.4 regarding legal process applies to situations not covered by the protections above and does not, in any way, impose prior notice requirements, or restrict or impede Employee from exercising protected rights described above or as provided by law.

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5. Intellectual Property Rights

5.1. Work Product. Employee acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice, in whole or in part, by Employee, individually or jointly with others during the Term and that relate in any way to the Company Business or contemplated business, products, activities, research, or development of the Company or any other member of the Company Group or result from any work performed by Employee for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), and all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iv) trade secrets, know-how, and other Confidential Information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company. For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information..

5.2. Work Made for Hire; Assignment. Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, for no additional consideration, Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights to be less in any respect than that the Company would have had in the absence of this Agreement.

5.3. Further Assurances; Power of Attorney. During and after the Term, Employee agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits,

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waivers, assignments, and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee’s behalf in Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

5.4. Prior Intellectual Property. If Employee has inventions, improvements or discoveries which Employee has made or conceived or first reduced to practice, whether alone or jointly with others, prior to Employee’s employment under this Agreement, and which Employee wishes to exclude from this Agreement, Employee shall discuss with the Company, attach a complete and accurate list to Exhibit B of this Agreement, and deliver to the Company upon signing this Agreement. If no such list is attached, then Employee represents there are no exclusions to this Agreement.

6. Non-Competition; Non-Solicitation

6.1. Employee Acknowledgment of Need for Protections and Restrictions Promised; Consideration. Employee acknowledges and understands that Employee’s promises in this Agreement restrict some of Employee’s actions during and after the Term but will not operate to impose an undue hardship upon Employee and will not prevent Employee from supporting Employee’s self after the applicable Termination Date. Employee further acknowledges that the restrictive covenants contained in this Agreement are reasonable and necessary to protect the Company Group’s legitimate business interests in the Confidential Information and Company Relationships, and Employee has or will receive Confidential Information, Company Relationships, and other sufficient consideration from the Company Group under this Agreement or otherwise to justify such restrictions. Employee understands and agrees that the restrictions in this Agreement shall continue beyond the applicable Termination Date, regardless of the reason for such termination or the Party initiating the termination. Employee acknowledges and understands that the Company would not have hired Employee or provided compensation or incentives in any form to Employee, would not have entered into this Agreement, and would not have shared Confidential Information or Company Relationships with, or provided specialized training to, Employee without Employee’s consent to and continued compliance with the terms in this Agreement. In consideration of Employee’s employment under this Agreement and all benefits to Employee because of that employment, as well as access to Confidential Information, specialized training, Company Relationships, and the Company Group’s reputation and associated goodwill, Employee voluntarily agrees to the covenants set forth in this Agreement.

6.2. Non-Competition. Employee agrees that Employee will not, and will not attempt to, at any time during the Term and thereafter during the Post-Employment Restricted Period: (i) directly or indirectly invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of any Competitive Business; or (ii) be employed or engaged by, or otherwise associated with, any Competitive Business. The foregoing notwithstanding: (a) during the Post-Employment Restricted Period, Employee’s obligations under this Section 6.2 shall only restrict Employee’s activities insomuch as Employee’s activities and/or the applicable business activities of the Competitive Business (in either case, whether actual or planned) (1) occur at a physical location within the Restricted Territory or (2) are aimed or directed at, target, or reach into the Restricted Territory, regardless of the physical location from which such activities emanate; (b) Employee may own up to two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the management or activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; and (c) Employee is not excluded from any role for which there is no possible use of the Confidential Information to provide a business advantage to the Competitive Business.

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6.3. Non-Solicitation of Restricted Company Relationships. Employee agrees that Employee will not, and will not attempt to, at any time during the Term and thereafter during the Post-Employment Restricted Period, on behalf of any Person (other than any member of the Company Group), in any capacity (with or without compensation), either directly or through others: (i) solicit, hire, retain, do business with, or consult with any Restricted Company Relationship, for the benefit of a Competitive Business; or (ii) in any other manner attempt to influence, induce, or encourage any Restricted Company Relationship to discontinue or materially change, in a manner adverse to the applicable member of the Company Group, its relationship or business with, or purchases or orders from, the applicable member of the Company Group (collectively, the foregoing clauses (i) and (ii) are referred to as “Prohibited Solicitation of a Restricted Company Relationship”). Employee further agrees not to use or disclose to any Person (other than any member of the Company Group) any contact information, including the names, addresses, and work or personal telephone numbers, for any Restricted Company Relationship in association with or in furtherance of any Prohibited Solicitation of a Restricted Company Relationship.

6.4. Non-Solicitation of Restricted Service Providers. Employee agrees that Employee will not, and will not attempt to, at any time during the Term and thereafter during the Post-Employment Restricted Period, on behalf of any Person (other than any member of the Company Group), in any capacity (with or without compensation), either directly or through others: (i) solicit, hire or seek to hire any Restricted Service Provider for a Competitive Business, or (ii) in any other manner, attempt to influence, induce, or encourage any such Restricted Service Provider to terminate, reduce or materially change in a manner adverse to the applicable member of the Company Group, such Restricted Service Provider’s employment or other business relationship with the applicable member of the Company Group (collectively, the foregoing clauses (i) and (ii) are referred to as “Prohibited Solicitation of a Restricted Service Provider”). Employee further agrees not to use or disclose to any Person (other than any member of the Company Group) any contact information, including the names, addresses, and work or personal telephone numbers, for any Restricted Service Provider in association with or in furtherance of any Prohibited Solicitation of a Restricted Service Provider.

6.5. Reasonableness of Restrictions. Employee and the Company agree and acknowledge that the restrictions set forth in this Agreement are reasonable and necessary for the purposes of preserving and protecting the Company Group’s Confidential Information and other confidential and proprietary information, trade secrets, business relationships, and other legitimate business interests, including the Company Group’s reputation and associated goodwill. Nevertheless, if any of the restrictions above are found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions in this Agreement to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

6.6. Tolling. The duration of the Post-Employment Restricted Period and Employee’s obligations during the Post-Employment Restricted Period, as outlined above, shall be tolled and suspended for any period that Employee is in violation of these covenants up to the maximum amount of time permitted under applicable law.

7. Non-Disparagement. Employee agrees that Employee shall not, at any time, make, publish or communicate, whether orally, in writing or electronically, to any Person or in any public forum any defamatory or disparaging remarks, comments or statements about the Company or any other member of the Company Group or any of such entities’ respective businesses, business practices, or employees or officers. Nothing in this Agreement shall preclude Employee from making truthful statements that are covered by the Protected Disclosures and Actions or reasonably necessary in connection with any action instituted to enforce either Party’s rights or obligations under this Agreement.

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8. Confidentiality of Agreement; Notification to Subsequent Employers. Employee understands and agrees that the terms and conditions of this Agreement shall remain confidential, and Employee shall not disclose, disseminate, or publicize the existence or content of this Agreement to any Person, except (i) for any Protected Disclosure or Action, (ii) to Employee’s spouse, attorney, financial advisor, and government tax authorities, or (iii) as reasonably necessary in connection with any action instituted to enforce either Party’s rights or obligations under this Agreement. Employee further agrees that, for so long as Employee’s post-employment obligations under this Agreement apply, Employee must inform any prospective employer or other Person with which Employee will be affiliated of such post-employment obligations, before accepting an offer of employment or other engagement. Employee consents to the Company Group providing notification to any of Employee’s actual or potential employers or other business relationships which may potentially interfere with this Agreement, of this Agreement and its terms and conditions.

9. Third-Party Beneficiaries. The Parties hereby designate (i) all members of the Company Group that are not signatories to this Agreement and/or (ii) any successors or assigns as permitted under this Agreement, as intended third party beneficiaries of this Agreement, having the right to enforce this Agreement, including without limitation, the restrictions protecting the Company Group’s property, Confidential Information, Company Relationships, training, reputation and goodwill.

10. Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Employee, and that the Company shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law, under common and statutory law, under other agreements, or in equity, including, without limitation, the recovery of damages caused by Employee’s breach, and the return of any payments, equity or other consideration paid or provided to Employee where Employee’s receipt of which was conditioned on compliance with this Agreement. Employee agrees to indemnify each member of the Company Group and hold each of them harmless from and against any and all claims, losses, costs, damages, or expenses including, without limitation, attorney’s fees incurred by any of them, arising out of any breach of, misrepresentation made in, or challenge to the enforceability of, this Agreement, to the fullest extent allowed by law. The Company shall be entitled to the recovery of reasonable attorneys’ fees and costs incurred by the Company in enforcing this Agreement. Employee’s remedies for breach of this Agreement by the Company are limited to recovery of, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits, and/or the CIC Severance Benefits. Employee’s rights to the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Benefits and/or the CIC Severance Benefits, as applicable, are determined by the terms of this Agreement, and Employee may recover attorneys’ fees if allowed by applicable law.

11. Indemnification.

11.1. Indemnification. In the event that Employee is made a party, or threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) arising out of any act or omission by Employee in Employee’s capacity as a director or officer of the Parent or any other member of the Company Group, then the Parent or its successors or assigns shall indemnify, defend and hold harmless Employee to the maximum extent permitted under applicable law and the Parent’s organizational documents from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). For the avoidance of doubt, Proceedings arising from any contest or dispute between Employee and any member of the Company Group, including, without limitation, any such Proceeding arising out of or relating to this Agreement or Employee’s employment under this Agreement, shall not be subject to indemnification.

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11.2. D&O Insurance. During the Term and for a period of six (6) years thereafter, any applicable member of the Company Group or any successor to the Parent shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Employee on terms that are no less favorable than the coverage provided to other directors and similarly situated senior executives of the Parent or any successor or assign.

12. Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:

12.1. “Cause” means the following acts or omissions by Employee, as judged in the sole and reasonable discretion of the Board (sitting without Employee, if applicable):

12.1.1. Employee’s material breach of this Agreement or any other written agreement between Employee, on the one hand, and one or more members of the Company Group, on the other hand, including Employee’s breach of any material representation, warranty or covenant made under any such agreement; provided, however, that if Employee’s actions or omissions as set forth in this Section 12.1.1 are of such a nature that they are curable by Employee, such actions or omissions must remain uncured by Employee for thirty (30) days after the Board first provided Employee written notice of the obligation to cure such actions or omissions;

12.1.2. Employee’s material breach of any material policy or code of conduct established by the Company or any other member of the Company Group that is applicable to Employee and made known to Employee prior to such breach; provided, however, that if Employee’s actions or omissions as set forth in this Section 12.1.2 are of such a nature that they are curable by Employee, such actions or omissions must remain uncured by Employee for thirty (30) days after the Board first provided Employee written notice of the obligation to cure such actions or omissions;

12.1.3. Employee’s breach of any material law applicable to the employment relationship, including any such law with respect to sexual harassment, non-discrimination or non-retaliation;

12.1.4. Employee’s gross negligence, willful misconduct, or breach of fiduciary duty with respect to the Company or any other member of the Company Group under this Agreement;

12.1.5. Any act of fraud or embezzlement by Employee, or material act of theft, in each case, with respect to any member of the Company Group;

12.1.6.  Employee’s conviction of, or plea of guilty or no contest to, or receipt of deferred adjudication for any (i) crime that constitutes a felony or (ii) crime or offense that constitutes a misdemeanor involving theft, fraud, embezzlement, or other conduct involving moral turpitude; or

12.1.7. Employee’s willful failure or refusal, other than due to Disability, to (i) perform Employee’s duties and responsibilities to the Company Group or (ii) follow any lawful directive from the Board, as determined by the Board; provided, however, that if Employee’s actions or omissions as set forth in this Section 12.1.7 are of such a nature that they are curable by Employee, such actions or omissions must remain uncured by Employee for thirty (30) days after the Board first provided Employee written notice of the obligation to cure such actions or omissions.

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12.2. “Change in Control” means the first of the following events to occur after the Effective Date:

12.2.1. a transaction or series of transactions whereby any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or more than one “person” acting as a “group” (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v) (B)) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries, an “person” that, prior to such transaction or series of transactions, directly or indirectly controls, is controlled by, or is under common control with the Parent or any Permitted Holder), directly or indirectly acquires beneficial ownership of the securities of the Parent that, together with securities held by such “person” or “group”, constitutes more than fifty percent (50%) of the total voting power of the voting securities of the Parent outstanding immediately after such acquisition; or

12.2.2. a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Parent, or similar transaction is consummated, unless the Persons who were the beneficial owners of the outstanding voting securities of the Parent immediately before the consummation of such transaction directly or indirectly beneficially own more than fifty percent (50%) of the outstanding voting securities of the successor or survivor corporation in such transaction immediately following the consummation of such transaction.

Notwithstanding anything herein to the contrary, (i) the issuance of equity securities of the Parent and changes to its Board in an IPO (and any related issuance of equity securities of Flowco MergeCo LLC, and reorganization of Flowco MergeCo LLC and changes to its Board) shall not constitute a “Change in Control”; and (ii) only to the extent that compensation herein is subject to Section 409A and would not otherwise comply with Section 409A, a “Change in Control” shall occur only to the extent that the triggering event constitutes a “change in control event” under Section 409A and the Treasury Department regulations thereunder.

12.3. “Company Business” means (i) the design, development, manufacture, assembly, sale or provision otherwise of, (a) compression units utilized in high pressure gas lift, field gathering, traditional gas lift, vapor recovery, and wellhead applications, and (b) surface and downhole equipment utilized in plunger lift, traditional gas lift, plunger-assisted gas lift, and gas-assisted plunger lift applications; and/or (ii) any other business activities engaged in by any member of the Company Group during the Term.

12.4. “Company Relationships” means any Person who is a supplier, vendor, customer, or other business relationship of any member of the Company Group at any time during the Term. Employee acknowledges and agrees that, as CEO, Employee has responsibility or involvement (directly or indirectly) relating to, and receives Confidential Information about, all Company Relationships.

12.5. “Competitive Business” means any Person (other than any member of the Company Group) engaged in or planning to become engaged in any business and/or activities that the same as, substantially similar to, or the functional equivalent of, and, in all cases, competitive, in whole or in part, with, the Company Business during the Look-Back Period. Employee acknowledges and agrees that, as CEO, Employee has responsibility or involvement (directly or indirectly) relating to, and receives Confidential Information about, all portions of the Company Business.

12.6. “Confidential Information” means any information about the Company Group that has not been intentionally and with authority disclosed to the public by any member of the Company Group, as applicable, including, without limitation, information pertaining to the Company Group’s trade secrets; methodology and know-how; information concerning the Company Group’s products, product pricing

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information and programs; product or other costs; future and current business and marketing information and techniques, plans, and business processes; research and development plans and strategies; business opportunities; operations; agreements and their terms; potential transactions and negotiations; inventions, modifications, discoveries, designs, developments, improvements, processes, recipes, raw materials, ingredients, flavors, intellectual property rights of the Company Group; business records; supplier information, including contracts and communications; financial information; accounting records; legal information; sales information; inventory; gross and net profit margins, market share data, finances, budgets, forecasts, projections, financial statements, and indebtedness; software utilized in operations; information concerning employees, partners, and contractors including identities, contact information, compensation, training, or other terms of engagement and performance; investor information; legal, regulatory, compliance, administrative, and management information; and information regarding past, current, and potential customers, including communications, customer lists, customer history, customer product information, customer contract information, contract negotiation information and terms, contact information for customers, and customer issues, requests, preferences and needs. Confidential Information spans any relationship or engagement between the Parties, before or after the date of this Agreement.

12.7. “Current and Former Company Relationship” means any Person who is a Company Relationship at any time during the Look-Back Period.

12.8. “Disability” means a condition that entitles Employee to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Employee’s inability, due to physical or mental incapacity, to perform the essential functions of Employee’s position with the Company, with or without reasonable accommodation, for 180 days out of any 365 day period or 120 consecutive days; provided, however, in the event that the Company temporarily replaces Employee, or transfers Employee’s duties or responsibilities to another individual on account of Employee’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Employee’s employment shall not be deemed terminated by the Company. The determination of whether Employee has incurred a Disability shall be made by a physician selected by the Company or its insurer.

12.9. “Good Reason” means the occurrence of any of the following, in each case during the Term without the Employee’s written consent:

12.9.1. a relocation of Employee’s principal place of employment, as described in Section 1.5, by more than 30 miles;

12.9.2. the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

12.9.3. a material, adverse change in the Employee’s authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the Effective Date; provided, however, that Employee must provide written notice to the Board of the existence of the grounds for such Good Reason termination within thirty (30) days of the first occurrence of such grounds and such grounds must remain uncured by the Company for sixty (60) days after Employee first provided the Board written notice of the obligation to cure such grounds; provided, further, that Employee must terminate this Agreement and Employee’s employment under this Agreement for Good Reason within 120 days after the first occurrence of the applicable grounds or Employee will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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12.10. “IPO” means an initial public offering of equity securities of a Parent pursuant to an effective registration statement filed with the SEC.

12.11. “Look-Back Period” means the most recent twelve-(12) month period of Employee’s employment under this Agreement, including, if Employee’s employment under this Agreement has ended, the twelve (12)-month period immediately preceding the Termination Date.

12.12. “Parent” means as of the date of this Agreement, Flowco MergeCo LLC, and following the consummation of an IPO and issuance of a managing member interest in Flowco MergeCo LLC to Flowco Holdings Inc., Flowco Holdings Inc.

12.13. “Permitted Holder” means Jonathan B. Fairbanks, GEC Advisors LLC, White Deer Management, LLC, and any of their respective Affiliates.

12.14. “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

12.15. “Post-Employment Restricted Period” means the period commencing on the Termination Date and continuing until the expiration of (i) twenty-four (24) months, or (ii) in the event Employee is entitled to receive the Severance Benefits outlined in Section 3.4.2, twelve (12) months.

12.16. “Prospective Company Relationship” means any Person who is actively and materially contacted or solicited (directly or indirectly), at any time during the Look-Back Period, by any member of the Company Group for the purpose of becoming a Company Relationship of such member of the Company Group. Employee acknowledges and agrees that, as CEO, Employee has responsibility or involvement (directly or indirectly) relating to, and receives Confidential Information about, all Prospective Company Relationships.

12.17. “Restricted Company Relationship” means all Current and Former Company Relationships and Prospective Company Relationships.

12.18. “Restricted Service Provider” means any Person who is a Service Provider at any time during the Look-Back Period. Employee acknowledges and agrees that, as CEO, Employee has responsibility or involvement (directly or indirectly) relating to, and receives Confidential Information about, all Service Providers.

12.19. “Restricted Territory” means any metropolitan markets in the United States in which the Company Group conducts business or has taken active steps to conduct business, in each case, at any time during the Look-Back Period. Employee acknowledges and agrees that, as CEO, Employee has responsibility or involvement (directly or indirectly) relating to, and receives Confidential Information about, all of the Restricted Territory.

12.20. “SEC” means the U.S. Securities and Exchange Commission.

12.21. “Service Provider” means any Person who is employed by or engaged to perform personal services as an independent contractor or consultant for any member of the Company Group at any time during the Term.

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12.22. “Termination Date” means:

12.22.1. If this Agreement and Employee’s employment under this Agreement are terminated on account of Employee’s death, the date of Employee’s death;

12.22.2. If this Agreement and Employee’s employment under this Agreement are terminated on account of Employee’s Disability, the date the Disability determination is made or, if later, the date specified in the Company’s Notice of Termination;

12.22.3. If this Agreement and Employee’s employment under this Agreement are terminated by the Company for Cause, the date specified in the Company’s Notice of Termination;

12.22.4. If this Agreement and Employee’s employment under this Agreement are terminated by the Company for convenience, the date specified in the Company’s Notice of Termination, which shall be no less than thirty (30) days following the date of the Notice of Termination; provided that the Company shall have the option to waive all or any portion of such notice period by giving written notice to Employee, provided, further, that, in lieu of the portion of the notice period so waived, the Company provides Employee with a payment equal to the Base Salary prorated based upon the number of days of the notice period so waived, which shall be paid in a lump sum on the Termination Date and for all purposes of this Agreement, the Termination Date shall be the date specified in written notice of waiver from the Company;

12.22.5. If this Agreement and Employee’s employment under this Agreement are terminated by Employee for convenience, the date specified in Employee’s Notice of Termination, which shall be no less than thirty (30) days following the date of the Notice of Termination; provided that, the Company may waive all or any part of the thirty (30)-day notice period for no consideration by giving written notice to Employee and for all purposes of this Agreement, the Termination Date shall be the date determined by the Company;

12.22.6. If this Agreement and Employee’s employment under this Agreement are terminated by Employee with Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than one hundred and twenty (120) days following the date on which the grounds giving rise to such termination for Good Reason first occurred.

13. Miscellaneous

13.1. Legal Fees Incurred in Negotiation of the Agreement. The Company shall reimburse Employee for, or pay on behalf of Employee, all reasonable legal fees incurred in the negotiation and drafting of this Agreement, up to a maximum of Ten Thousand Dollars and No Cents ($10,000.00).

13.2. Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits or other amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, as well as any other authorized deduction or withholding or other amounts owed by Employee to the Company Group. Furthermore, should Employee owe the Company any amount as of or following the Termination Date, Employee hereby authorizes the Company to deduct the amount owed by Employee from, as applicable, the Unpaid Bonus Payment, the Prorated Bonus Payment, the Severance Pay, the CIC Severance Pay, and/or any other amounts otherwise owed to Employee by the Company.

13.3. Representations; Entire Agreement. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement sets forth the entire agreement between the Parties regarding the subject matter of this

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Agreement. Notwithstanding the previous sentence, this Agreement is not the entire agreement and instead supplements and does not replace any obligations owed by Employee to the Company or any other member of the Company Group under existing agreements or applicable law regarding non-disparagement, confidentiality, non-disclosure, fiduciary duties, unfair competition, tortious interference, non-competition, non-solicitation, or non-interference.

13.4. No Waiver. The failure or delay of the Company to declare a default on the occurrence of a breach of any provision of this Agreement by Employee or to require strict compliance with any term of the Agreement shall not operate or be construed as a waiver of any current or subsequent breach or non-compliance by Employee. Any waiver by the Company must be agreed to in writing by an authorized representative of the Company. No waiver by the Company of any breach by Employee of any condition or provision of this Agreement to be performed by Employee shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

13.5. Severability; Modification; Amendment. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable and thus stricken, or shall only be enforceable if modified, then such determination shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part of the Agreement and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing or striking such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding language to this Agreement, or by making such other modifications as such court deems warranted to carry out the intent and agreement of the Parties to the maximum extent permitted by law. The Parties expressly agree that this Agreement, as so modified by the court, shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement. Other than any court modification or severance provided for in this Section 13.5, this Agreement may be amended only if in writing and signed by Employee and an authorized representative of the Company.

13.6. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Employee under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

13.7. Successors and Assigns; Assignability. This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Employee’s obligations are personal in nature and Employee shall not assign or transfer any of Employee’s rights or obligations under this Agreement. The Company and Employee acknowledge and agree that this Agreement and Employee’s employment under this Agreement and/or the rights and/or obligations of the Company under this Agreement may be transferred or assigned to any other member of the Company Group or any successor in the event of a Change in Control or any other transfer or sale of all or any substantial portion of the assets or business of the Company Group, and in any such event, all references to “the Company” in this Agreement shall then be deemed to refer to any such member of the Company Group or successor entity. Employee hereby consents to any permitted transfer or assignment, as provided under this Section 13.7 or Section 1.6.

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13.8. Governing Law; Submission to Jurisdiction; Jury Waiver. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Harris County, Texas. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY CLAIM OR DISPUTE RELATED TO OR ARISING OUT OF THIS AGREEMENT.

13.9. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed the same instrument. This Agreement may be executed via electronic means, and such execution shall be considered valid, binding and effective for all purposes.

13.10. Titles and Headings; No Construction against Drafter. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. No terms of this Agreement shall be construed against either Party as the primary drafter.

13.11. Survival. Employee’s obligations under this Agreement, other than those outlined in Section 1 and Section 2, and any provisions necessary to interpret and enforce them, continue to apply following, and survive, in each case, (i) any actual or alleged breach of this Agreement by either Party, (ii) the termination of this Agreement, and (iii) the termination of Employee’s employment under this Agreement, regardless of the reason for, or Party initiating, any such employment termination.

13.12. Section 409A.

13.12.1. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A Internal Revenue Code of 1986 (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Employee. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the provisions of Section 13.12 regarding Section 409A shall control over any contrary provisions of this Agreement.

13.12.2. Payments and benefits paid or provided under this Agreement upon the termination of Employee’s employment, by either Party and for any reason, that constitute nonqualified deferred compensation under Section 409A shall be paid or provided only at the time of any such employment termination that constitutes a “separation from service” within the meaning of Section 409A.

13.12.3. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.12.4. Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death, to the extent required under Section 409A. Upon the expiration of the

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foregoing delay period, all payments and benefits delayed pursuant to Section 13.12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.12.5. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

13.12.6. In the event that Employee is required to execute a release to receive any payments from the Company that constitute “nonqualified deferred compensation” under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following the applicable Termination Date. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

13.12.7. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

13.12.8. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, after consulting with Employee, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

13.13. Notices. All notices and other communications provided for in this Agreement must be in writing by a method of delivery that provides for a receipt, and shall be considered duly delivered on the date so provided in such receipt if sent to or made at the addresses listed below, as applicable:

If to Employee: The address specified beneath Employee’s signature line on this Agreement.

If to the Company:	Flowco MasterCo LLC c/o GEC Energy Growth Capital Attn: Jonathan Fairbanks 2415 West Alabama Street, Suite 220 Houston, Texas 77098 jonathan@geclp.com

Notice of change in address should be provided as stated in this Section 13.13.

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THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND THAT EACH PARTY VOLUNTARILY ENTERS INTO THIS AGREEMENT BY SIGNING BELOW.

Executed this 1st day of November, 2024.

Employee:	Joe Bob Edwards

Signature:	/s/ Joe Bob Edwards

Address:	1140 South Country Square

Houston, TX 77024

Executed this 1st day of November, 2024.

FLOWCO MASTERCO LLC

By:	Parent
Its sole member

	By: /s/ Johnathan Fairbanks	Johnathan Fairbanks
	Parent Representative Signature	Parent Representative Printed Name

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Exhibit A

Certain Permitted Activities

Execution Version

Exhibit B

Prior Inventions

[If blank below this line then none were disclosed]